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                                                                     EXHIBIT 5.1


                                                                   July 21, 1997


Nu-Tech Bio-Med, Inc.
55 Access Road
Warwick, Rhode Island 02886

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:


     You have requested our opinion in connection with the above-captioned Registration Statement on Form S-3 to be filed by Nu-Tech Bio-Med, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules") by certain securities holders of 11,410,411 shares of common stock, $.01 par value of the Company, (the "Common Stock"), consisting of 3,734,713 shares of Common Stock issued through July 18, 1997 (the "Converted Shares") upon conversion of 5,077 shares of the Company's Series A Convertible Preferred Stock (the "Preferred Stock") and 7,675,698 shares of Common Stock (subject to adjustment) (the "Convertible Shares") issuable upon conversion of 8,923 issued, outstanding and as yet unconverted shares of Preferred Stock.


     We have examined such records and documents and have made such examination of law as we considered necessary to form a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.


     Based upon such examination, it is our opinion that the Converted Shares, have been validly issued, and are fully paid and non-assessable. Furthermore, it is our opinion subject to the following, the Convertible Shares issuable upon the conversion of the issued outstanding and yet unconverted shares of Preferred Stock, when issued, delivered and paid for in accordance with the provisions of the Preferred Stock, will be validly issued, fully paid and non-assessable; provided, however, that the Company is presently authorized to issue 12,000,000 shares of Common Stock, $.01 par value. The ability of the Company to validly issue, at any time, any Convertible Shares which, when taken together with the Company's issued and outstanding shares of Common Stock, exceeds the number of shares of Common Stock which it is authorized to issue is dependent upon and subject to the Company effecting an amendment to its certificate of incorporation to increase the number of shares of Common Stock which it is authorized to issue in the manner provided in the Delaware Corporation Law.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or under the Rules.

                                          Very truly yours,

                                          CAMHY KARLINSKY & STEIN LLP